Exhibit 99.1

Reconciliation of Pro Forma Adjusted Financial Measures to Pro Forma GAAP Measures

In addition to its combined reported operating results in accordance with U.S. generally accepted accounting principles (“GAAP”), EXL has included in this Exhibit 99.1 to Form 8-K/A pro forma adjusted financial measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that these pro forma adjusted financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results because the adjustments eliminate the impact of the following three items which do not directly link to the Company’s ongoing performance: (i) stock-based compensation and (ii) expenses associated with the amortization of acquisition-related intangibles. The Company also incurs significant non-cash charges for depreciation that may not be indicative of our ability to generate cash flow. The Company believes that providing the measure of adjusted EBITDA will help investors better understand the Company’s underlying financial performance and ability to generate cash flows from operations. Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. The pro forma adjusted financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from those financial statements should be carefully evaluated.

The following table shows the reconciliation of these pro forma adjusted financial measures from pro forma GAAP measures for the year ended December 31, 2010 and the quarter ended March 31, 2011:

Reconciliation of Adjusted Operating Income and Adjusted EBITDA

(Amounts in thousands)

	Year Ended December 31,	Quarter Ended March 31,
	2010	2011
Net income (GAAP)	$28,746	$10,113
add: Income tax provision and other income	1,092	(531)

Income from operations (GAAP)	29,838	9,582
add: Stock-based compensation expense	8,815	2,328
add: Amortization of acquisition-related intangibles	5,337	1,464

Adjusted operating income (Non-GAAP)	$43,990	$13,374

Adjusted operating income margin %	13.4%	14.1%
add: Depreciation	17,400	5,060
Adjusted EBITDA (Non-GAAP)	$61,390	$18,434
Adjusted EBITDA margin %	18.7%	19.5%

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share

(Amounts in thousands, except per share data)

	Year Ended December 31,	Quarter Ended March 31,
	2010	2011
Net income (GAAP)	$28,746	$10,113
add: Stock-based compensation expense	8,815	2,328
add: Amortization of acquisition-related intangibles	5,337	1,464
sub: Tax impact on stock-based compensation expense	(3,716)	(985)
sub: Tax impact on amortization of acquisition-related intangibles	(625)	(206)

Adjusted net income	$38,557	$12,714

Adjusted diluted earnings per share	$1.27	$0.41